Exhibit 99.1
Signature Pages

GLOBAL UNDERVALUED SECURITIES MASTER FUND, L.P.

Date: 05/17/2016	By:	Kleinheinz Capital Partners, Inc., its general partner

	By:	/s/ John B. Kleinheinz
Name: John B. Kleinheinz
Title: President

KLEINHEINZ CAPITAL PARTNERS, INC.

Date: 05/17/2016	By:	/s/ John B. Kleinheinz
Name: John B. Kleinheinz
Title: President

Date: 05/17/2016	JOHN B. KLEINHEINZ

/s/ John B. Kleinheinz